Exhibit 99

                                             3500 Pennsy Drive
                                             Landover, Maryland  20785-
          1691

          HECHINGER

          FOR IMMEDIATE RELEASE
          HECHINGER COMPANY ANNOUNCES PLANS TO IMPROVE COMPETITIVE
          POSITIONING

                    LANDOVER, MARYLAND -- January 11, 1995 -- Hechinger Company (NASDAQ-NNM: HECHA and HECHB) today announced a series of actions to improve the Company's competitive position in the home improvement industry. The specific actions announced today are:

               - the closing of 14 Home Quarters Warehouse stores, primarily in North and South Carolina;
               - the converting of the Columbus, Ohio market to Home Quarters Warehouse stores; and
               -    the closing of four older Hechinger stores.

          The Company also announced its expansion, relocation and remodelling plans for the next 12 months.

                    John W. Hechinger, Jr., President and Chief
          Executive Officer, said, "The plans announced today are all driven by our objective to be the leader in the markets we serve. We believe that focusing our capital and human resources on this objective will provide for better returns to our shareholders."

                    Mr. Hechinger continued, "We are first and foremost concerned about the welfare of our employees affected by these actions. We will do everything we can to lessen the problems they may face and show them the compassion they deserve." The Company will offer severance pay (based on length of service) and outplacement assistance to employees affected by these actions. In addition, the vast majority of employees currently working in the Columbus, Ohio area will be offered positions in the Home Quarters Warehouse stores to be opened in that market.

                    The Home Quarters Warehouse stores, primarily in North and South Carolina are expected to close in 1995. Mr. Hechinger said, "The markets in North and South Carolina have become over-stored and have created unsatisfactory levels of performance. Our stores in these markets are currently generating annual sales of approximately $12 million per store, which is less than half of the $30 million per store average for the remaining 47 Home Quarters Warehouse stores."

                    In the Columbus, Ohio market, the Company plans to replace its four traditional Hechinger stores with "Chesapeake Class" Home Quarters Warehouse stores in 1995. Mr. Hechinger said, "We believe our "Chesapeake Class" Home Quarters Warehouse stores will be very successful in Columbus and will allow us to continue to be the leader in the market." Two of the "Chesapeake Class" stores will be in new locations and are currently under construction. A third "Chesapeake Class" store will open in an existing 100,000 square foot Hechinger store location. Other new store locations in Columbus will be announced as real estate plans are finalized.

                    The Company also intends to close four older
          Hechinger stores during the year. This plan includes closing two stores in Rochester, New York; one in Roanoke, Virginia; and one in Ft. Washington, Maryland.

                    In connection with these actions, the Company will record a store closing charge of approximately $40 million, after-tax ($.94 per share), in the fourth quarter of fiscal 1994, which ends January 28, 1995. The store closing charge consists primarily of the estimated costs to dispose of the inventory, property and equipment in these locations.

                    The Company's expansion and relocation plans for fiscal 1995 call for opening approximately 10 to 12 new "Chesapeake Class" Home Quarters Warehouse stores, including the following nine: Bloomfield, Michigan; Livonia, Michigan; Newington, New Hampshire; Natick, Massachusetts; the three stores in Columbus, Ohio; and the relocation of stores in Norfolk, Virginia and Portland, Maine. Additionally, approximately 18 existing Home Quarters Warehouse stores will be remodelled to incorporate key aspects of the "Chesapeake Class" format.

                    During 1995, the Company will begin construction on three new Hechinger Home Project Centers. In addition, approximately six traditional Hechinger stores are scheduled for remodelling to the Home Project Center format during 1995.

                    Hechinger Company, a leading specialty retailer, serves the growing home improvement industry through two operating subsidiaries: Hechinger Stores Company and Home Quarters Warehouse, Inc.

                                      #####

          Contact:  Richard S. Gross
                    Corporate  Controller
                    (301) 341-0443